Exhibit 99.1 Growth Through Customer Service

WELCOME TO THE

2003 ANNUAL

SHAREHOLDER’S MEETING

www.fastenal.com [LOGO OF BOLTS]

CSP CONVERSION COMPLETE

CSP Conversion with

NO

Business Interruptions

STATISTICS ON THREE GROUPS OF STORES

•	COMPANY – All stores operating on December 31, 2001,
except Canada and Singapore (961 stores)

•	3rd QTR’02 – Stores converted to CSP in the 3rd Quarter
of 2002 (24 stores)

•	RANDOM SAMPLE – A random sample of non-CSP stores
to serve as a benchmark (24 stores)

OPERATING STATISTICS

•	Sales per day (daily average sales)

•	New accounts added

•	Activity levels (active accounts)

•	Productivity (sales per employee)

•	Collections (days out)

•	Gross margin

DAILY AVERAGE SALES PER STORE

DEFINITION: Daily average sales is the sales per store divided by the number of business days in the period.

MONTHLY NEW ACCOUNTS PER STORE

MONTHLY ACTIVE ACCOUNTS PER STORE

PRODUCTIVITY—MONTHLY SALES PER EMPLOYEE (FTE)

FTE
Full-time employee = 1 Part-time employee = .5

DEFINITION: Sales per month divided by full-time equivalent (FTE).

COLLECTIONS – DAYS OUT

DEFINITION: Days Out represent the number of calendar days, on average, between when a sale occurs and when the cash is collected. The Company usually operates around 51.

SUMMARY OF FINDINGS

•	Statistics with noticeable impact in the 3rd Qtr’02 CSP group

•	Daily sales average increased.

•	# of invoices increased.

•	# of new accounts increased, trend slipped in Q1-2003.

•	# of active accounts increased, trend slipped in Q1-2003.

•	Days out decreased 4 days from Q2-2002.

SUMMARY OF FINDINGS

•	Statistics with inconclusive impact

•	Gross margin percentage.

•	October 2002 CSP stores (15 stores)

•	No conclusive impact on statistics.

•	Average sales of the October group was approximately 2X the average sales of the 3rd Qtr’02 CSP group ($140,000 per month vs. $70,000 per month).

INITIAL CSP ASSUMPTIONS – SCENARIO A

•	Inventory shifts from the ‘Historical model’ to the ‘CSP model’. Inventory turns stays the same.

•	‘Historical model’ – approximately 60% of inventory in the store and approximately 40% in the distribution center.

•	‘CSP model’– approximately 70 to 75% in the store and 25 to 30% in the distribution center.

•	Shelving and signage investment is $6,000 per store.

•	Occupancy costs increase $500 per store.

•	Gross margin = 50%.

CSP needs to produce $1,500 in sales per month of incremental revenue to offset incremental expenses and to produce a 32.5% pre-tax return on shelving and signage invest. (32.5% pre-tax = approximately 20% after-tax return given Fastenal’s 38.3% tax rate.)

INITIAL CSP ASSUMPTIONS—SCENARIO B

•	Inventory assumption is too optimistic, inventory per store increases $30,000 without corresponding decrease at the distribution center.

•	Shelving and signage investment is $6,000 per store.

•	Occupancy costs increase $500 per store.

•	Gross margin = 50%.

CSP needs to produce $3,000 in sales per month of incremental revenue to offset incremental expenses and to produce a 32.5% pre-tax return on inventory, shelving, and signage invest. (32.5% pre-tax = approximately 20% after-tax return given Fastenal’s 38.3% tax rate.)

CONCLUSION

We believe the tangible results to date support the continued investment in the CSP initiative.